Exhibit 99.1

Marathon Patent Group Announces Summary Financial Information (Preliminary Unaudited) for the Year and Quarter Ended December 31, 2015

LOS ANGELES, CA—(Marketwired — March 3, 2016) - Marathon Patent Group, Inc. (NASDAQ: MARA) (“Marathon” or “Company”), a patent licensing company, today announced summary financial results for its fourth quarter and full fiscal year 2015. The results are unaudited and are subject to adjustment upon completion of the Company’s 2015 audit which is expected to be filed with its 2015 Annual Report on Form 10-K with the Securities and Exchange by the end of the month.

Based on currently available unaudited information, we estimate that, as of and for the full year and the fourth quarter ended December 31, 2015:

•                  Revenues for the fourth quarter of 2015 will be approximately $7.1 million, compared to $1.3 million in the same period of 2014, an increase of approximately $5.8 million or 429%;

•                  Operating expenses for the fourth quarter of 2015 will be approximately $14.4 million, compared to $9.0 million in the same period of 2014, an increase of approximately $5.4 million or 60%;

•                  Operating loss for the fourth quarter of 2015 will be approximately $7.3 million, compared to an operating loss of $7.7 million in the same period of 2014, a decrease of approximately $0.4 million or 5%;

•                  Revenues for 2015 will be approximately $19.0 million, compared to revenues of $21.4 million in 2014, a decrease of approximately $2.4 million or 11%;

•                  Operating expenses for 2015 will be approximately $44.2 million, compared to operating expenses of $27.6 million in 2014, an increase of approximately $16.6 million or 60%;

•                  Operating loss for 2015 will be approximately $25.3 million, compared to an operating loss of $6.2 million in 2014, an increase of $19.0 million or 307%;

Included in the full year unaudited operating expenses are:

1)             patent amortization expenses in the amount of approximately $10.8 million,

2)             non-cash equity compensation, for employees and consultants, in the approximate amount of $3.8 million, and

3)             impairment of the carrying value of the Clouding portfolio in the amount of approximately $5.8 million.

In addition, the Company recorded expenses associated with a fixed fee engagement agreement with a former service provider on behalf of one of the Company’s portfolios in the amount of $3.2 million. This agreement was terminated as of September 30, 2015.

We are in the process of finalizing our results for the year and quarter ended December 31, 2015, and this unaudited preliminary financial information for the year and quarter ended December 31, 2015 is based upon estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management. This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time the closing procedures for the quarter are completed. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

About Marathon Patent Group:

Marathon is a patent acquisition and monetization company. The Company acquires patents from a wide-range of patent holders from individual inventors to Fortune 500 companies. Marathon’s strategy of acquiring patents that cover a wide-range of subject matter allows the Company to achieve diversity within its patent asset portfolio. Marathon generates revenue with its diversified portfolio through actively managed concurrent patent rights enforcement campaigns. This approach is expected to result in a long-term, diversified revenue stream. To learn more about Marathon Patent Group, visit www.marathonpg.com.

Safe Harbor Statement:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements, and include statements related to acquiring patents and an expected long-term, diversified revenue stream. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

•                  Contact:
Marathon Patent Group
Jason Assad
678-570-6791
Jason@marathonpg.com